Exhibit 10.3

June 20, 2007

Mr. John J. Hounslow

2860 W. Bayshore Road
Palo Alto, CA 94303

Re:                               Board of Directors

Dear John:

We welcome you to the Board of Directors of Heritage Commerce Corp (“Heritage”) and look forward to a wonderful working relationship as we work toward building Heritage and Heritage Bank of Commerce into a successful financial institution for its shareholders, employees and bank customers.

We have provided you with our Board package that contains general information about Heritage and specific policies applicable to Board members.

This letter will set forth the various compensation and benefits being made available to you so long as you are a member of the Board of Directors.

You will receive a monthly retainer of $2,000 per month.  In addition, you will receive $800 per committee meeting attended in person and $400 for each committee meeting attended by telephone.  The Corporate Governance and Nominating Committee makes all committee assignments and I am informed that the Committee has appointed you to the Strategic Planning and Finance Committee.  You will be entitled to bi-annual grants of 6,000 to 8,000 stock options as determined by the Compensation Committee and approved by the Board of Directors.  The options will be granted pursuant to the Heritage 2004 Stock Option Plan.  You may defer your fees through the Directors Deferred Compensation Program.

You will be reimbursed for all of your Heritage related business expenses in accordance with Heritage’s general expense reimbursement policy.  Heritage will pay $280.00 per month toward your Country Club dues through December 31, 2009, provided you are a member of the Board of Directors during such period.  You will have the use of your current office at the premises formerly maintained by Diablo Valley Bank through December 31, 2009, provided you are a member of the Board of Directors during such period.  Heritage will continue to honor the current automobile lease entered into by Diablo Valley Bank for your use of a automobile, and reimburse you for fuel, maintenance and automobile insurance, through September 8, 2009, provided you are a member of the Board of Directors during such period.

If you are agreeable to the forgoing, please execute this letter below in the space provided.  Again, we are pleased to have you with us

Very truly yours,

/s/ Jack Conner

Jack Conner,
Chairman of the Board

AGREED:

/s/ John J. Hounslow
John J. Hounslow